FOR IMMEDIATE RELEASE

Contact: Rich Cleys, Chief Financial Officer

(864) 286-4358

ScanSource Requests Hearing before NASDAQ Listing Qualifications Panel

Greenville, S.C. -- November 17, 2006 -- ScanSource, Inc. (Nasdaq: SCSC), announced today that it is requesting a hearing before the NASDAQ Listing Qualifications Panel. This is in response to the receipt of a NASDAQ Staff Determination letter on November 14, 2006 indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14).  There can be no assurance that the Panel will grant the Company's request for continued listing. As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company's Form 10-Q for the quarter ended September 30, 2006.  Under NASDAQ rules, pending a decision by the Panel, the Company's common stock will remain listed on the NASDAQ Stock Market.

As previously announced, the Company does not expect to be able to file its Form 10-Q for the quarter ended September 30, 2006 until the review by the Special Committee, appointed by the Company's Board of Directors to conduct a review of its historical stock option practices and related accounting issues, is complete.

Certain statements contained in this release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the timing and outcome of the review being conducted by the Special Committee of the Company's Board of Directors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

About ScanSource, Inc.

ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units:  ScanSource (automatic identification and data capture (AIDC) and point-of-sale (POS) products); Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

# # #